Exhibit F-4

Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ended December 31, 2004 (Thousands)
	Energy East Holding Company	Energy East Management Corporation	RGS Energy Group, Inc. Consolidated	Connecticut Energy Corporation Consolidated

Retained earnings at beginning of year	$1,126,304	-	$347,265	$23,376
Net income (loss) available for common shareholder(s)	229,337	-	216,631	18,579
Common stock dividends	(154,261)	-	(300,000)	(10,000)
Adjustment	-	-	-	-

Retained earnings at end of year	$1,201,380	-	$263,896	$31,955

	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated

Retained earnings at beginning of year	$(54,597)	$29,147	$2,050	$(84,628)
Net income (loss) available for common shareholder(s)	42,594	22,245	4,197	(1,027)
Common stock dividends	(56,919)	(16,000)	(2,000)	-
Adjustment	-	1	-	-

Retained earnings at end of year	$(68,922)	$35,393	$4,247	$(85,655)

	Utility Shared Services	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Corporation Consolidated

Retained earnings at beginning of year	-	$(6,415)	$(256,045)	$1,126,457
Net income (loss) available for common shareholder(s)	-	(175)	(303,044)	229,337
Common stock dividends	-	-	384,919	(154,261)
Adjustment	-	-	(1)	-

Retained earnings at end of year	-	$(6,590)	$(174,171)	$1,201,533